Press Release

TETRIDYN SOLUTIONS TO IMPLEMENT NATIONWIDE PUBLIC RELATIONS PROGRAM

POCATELLO, Idaho Jan. 30, 2007—TetriDyn Solutions, Inc. (OTC:BB:TDYS), announced today it has retained Mirador Consulting, Inc., a Florida-based corporate consulting firm, to establish a nationwide investor relations campaign.

Under the agreement, Mirador Consulting shall implement a five-part investor relations program including stockbroker relations, media relations, shareholder/investor communications, Internet coverage and corporate development.

Mirador Consulting (http://www.MiradorConsulting.com) is a full-service corporate consulting firm. Mirador specializes in micro-cap and middle market NASDAQ-listed companies, providing nationwide representation to members of the investment community.

TetriDyn Solutions, Inc. develops and markets software products focused on optimizing business processes and increasing worker productivity through the use of wireless technologies, freeing the enterprise from productivity barriers based on physical location. The company’s main software solution, AeroMD EMR, enables healthcare providers to securely collect and distribute electronic data wirelessly within an office setting and among offices spread across multiple locations. The company markets its AeroMD EMR program through multiple distribution channels domestically. The company’s software products exceed most software security standards utilizing its unique 448-bit security encryption. The company has also developed a patent-pending Livestock Security and Tracking Program within the cattle industry. The Livestock Security and Tracking Program will be marketed through multiple channels, both foreign and domestic. For more information on our software products or our company, please visit our website at www.tetridyn.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to realize the projected revenues from the newly-announced project orders and the future strength of the company’s business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about TetriDyn Solutions’ future business and financial results, refer to TetriDyn Solutions’ Annual Report on Form 10-KSB for the year ended December 31, 2004, which was filed with the SEC on March 18, 2005, TetriDyn Solutions’ Q1 2005 Report filed with the SEC on May 20, 2005 and TetriDyn Solutions’ Q2 2005 Report filed with the SEC on August 12, 2005. TetriDyn Solutions undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:

Brian S. John

Mirador Consulting, Inc.

Phone 877-MIRADOR Fax: 561-989-0069

E-mail bj@miradorconsulting.com